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Exhibit 10.44

November 18, 2003

Paul A. Liberti, Ph.D.
Unit 305
7225 Pelican Bay Blvd.
Naples, FL 34108

Re: Your Consulting Agreement with Immunicon Corporation effective January 1, 2000, as amended and extended through December 31, 2003 ("Agreement")

Dear Paul:

Immunicon Corporation wishes to extend and among the above captioned Agreement as provided below.

Paragraph 2 of the Agreement, as amended by the letter amendment dated September 16, 2002, is hereby replaced in its entirety with the following:

        2. Term. The term of this Consulting Agreement (the "Term") shall continue through March 18, 2007, unless this Consulting Agreement is terminated in accordance with the provisions of Paragraph 8 hereof.

Paragraph 8 of the Agreement is hereby replaced in its entirety with the following:

        8. Termination. This Consulting Agreement is valid for the Term. During the Term this Agreement may be terminated at any time by mutual agreement of the parties in writing, and by either party hereto upon the giving of written notice of termination to the other party at least twelve (12) months prior to the date of termination.

During the extension of the Term referred to in Paragraph 2 of the Agreement above, Attachment A of the Agreement is hereby replaced in its entirety by the following:

Attachment A

Field & Duties: Effective on the 68th birthday of Consultant, March 18, 2004, Consultant shall resign as the Chief Technical Officer of Immunicon. During the Term of this Consulting Agreement, Consultant will provide advice and assistance to Immunicon broadly in the field of analytical chemistry and methods, particularly Immunicon's magnetic separation technologies, and general business matters, serve as a member of the Scientific Advisory Board of Immunicon, consult on Immunicon's intellectual property program, assist Immunicon personnel with respect to patent preparation and prosecution and other intellectual property matters as requested, and provide such other advice and assistance to Immunicon's management and other personnel as may be requested by them from time to time during the Term of this Consulting Agreement.

Compensation: Consultant will be compensated at the rate of $300/hr., with a minimum retainer of $5,100 per month, and with a maximum guideline amount in any month of $7,200, not including the items listed below. In the event Consultant's services requested by Immunicon exceed 17 hours in any month, Immunicon and Consultant will mutually agree on a project specific plan covering the scope of the project, amount of time and expected completion date, prior to Consultant commencing services in excess of 17 hours per month. In addition, Consultant shall be granted, consistent with stock option grants to other members of Immunicon's Scientific Advisory Board, a non-statutory stock option of 15,000 shares of Immunicon common stock, vesting over a period of 4 years from the grant date, the date of such grant to be established by the Board of Directors of Immunicon and such grant being subject to a separate written Stock Option Agreement between Immunicon and Consultant. Further, Immunicon shall pay to Consultant, in a lump sum payment on or before December 31, 2003, any remaining unpaid compensation due Consultant under this Consulting Agreement accrued prior to such date, upon receipt and approval by Immunicon of an invoice detailing such accrued compensation, except that such amount shall not exceed $60,000, plus travel and direct business expenses associated therewith accrued by Consultant in accordance with current travel and expense policies of Immunicon. Immunicon shall also reimburse Consultant for his fair and reasonable, documented, travel and direct business expenses associated with membership on the Scientific Advisory Board and other services under this Agreement, and in accordance with current travel and expense policies of Immunicon

It is understood and agreed that all of the remaining terms and conditions of the Agreement which are not amended as set forth above shall remain unchanged and in full force and effect during this extension period and any renewal thereof.

If you are in agreement with the foregoing, please so indicate by signing both copies of this letter where indicated below, and return one signed copy to me.

Sincerely,	Accepted and Agreed:
IMMUNICON CORPORATION	Paul A. Liberti, Ph.D.
/s/ Paul A. Liberti

Edward L. Erickson
Chairman, President and CEO	Date of Signature: 11/21/03

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  Exhibit 10.44